UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 16, 2007

Date of Report (Date of earliest event reported)

Emergency Filtration Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111Grier Avenue, Suite B, Las Vegas , Nevada	89119
(Address of principal executive offices)	(Zip Code)

(702) 307-4102

Registrant's telephone number, including area code

Item 4.02 Non-Reliance on Previously Issued Financial Statements

In a Board of Directors meeting on January 16, 2007, the Company decided that, effective December 31, 2006, the Company would re-acquire a significant portion of the inventory sold to domestic and international distributors in fiscal 2006 due to delays and problems associated with the resale of the products by the distributors.  The delays and problems, as previously reported, have resulted from a combination of international product marking regulations affecting international sales and, domestically, from the Company’s decision to file a 510k application in September with the United States FDA and suspend domestic sales pending approval of the application.

Subsequent to that determination, in the course of due diligence while closing the books for the year ended December 31, 2006, the Company learned that one international distributor that the Company believed had purchased approximately $754,550 of the inventory described above would not confirm that a purchase had ever occurred and denied providing the Company with any confirmation of the purchase.  The sale had been recorded and reported by the Company in its financial statements for the period ended March 31, 2006 included in its Quarterly Report on Form 10-QSB as filed with the SEC.  Accordingly, on February 16, 2007, the Company has determined that its financial statements and related periodic reports for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006 should no longer be relied on and must be restated.

On February 16, 2007, the Executive Committee of the Company’s Board of Directors instructed the Company’s CEO, CFO, and outside counsel to discuss the above matters with Piercy Bowler Taylor & Kern, the Company’s independent accountants (“Piercy Bowler”).  The discussion with Piercy Bowler was held on February 16, 2007.

The Company is working diligently to prepare amended quarterly reports to reflect the restatement, which reports will be filed with the SEC as soon as possible.  Complete details are not yet available but the restatement will, at a minimum, entail the elimination of the previously reported revenues of $754,550 with a corresponding reduction in accounts receivable.  In addition, the inventory related to the previously recognized sale will be recorded at its original cost with a corresponding reduction in cost of sales.

Item 5.02 Departure of Directors or Principal Officers

On February 16, 2007, the Board of Directors accepted the resignation of Douglas K. Beplate as a director and officer of the Company.  Mr. Beplate will remain available to the Company on a consulting basis as necessary.

As previously announced, on January 29, 2007, the Board of Directors appointed Philip Dascher as the Company’s Chief Executive Officer.  The Company’s Board of Directors has also formed an Executive Committee consisting of Mr. Dascher and two board members, William Rueckert and David Bloom.  The Executive Committee has been appointed to bring more direct board involvement and better communication throughout the Company.

Item 8.01 Other Events

As a result of the Company’s decision to re-acquire other outstanding inventory, the Company will make significant adjustments, effective December 31, 2006, reducing receivables and revenues for these estimated sales returns.  The Company is in the process of preparing its financial statements for its annual report for the year ended December 31, 2006 and will report the specifics as soon as those numbers are available.  However, the inventory to be re-acquired represents approximately 76% of the sales reported for fiscal 2006 (adjusted for the restatement described above) and a reduction in receivables at year end totaling approximately $2,550,000.

The Company believes the re-acquisition of inventory and suspension of domestic sales efforts will better position the Company to focus on completing the process of obtaining FDA approval of its product and to prepare for coordinated marketing of its products once FDA approval is obtained.  The re-acquisition also positions the Company to better maintain and preserve ongoing relationships with its existing distributors so that distribution channels will be ready and available when needed.

The Company is continuing to make substantial progress in its efforts to secure authority from the Federal Food and Drug Administration (FDA) to market the Company’s Nanomask product in the U.S. and to export it from the U.S.  Following receipt of the Company’s initial premarket notification in 2006, FDA staff provided the Company with a request for additional information relative to the safety and efficacy of the Nanomask.  The Company currently is in the process of responding to the FDA’s request, which requires generation of additional testing data in some cases.

At present, the Company has submitted seven related testing protocols for advance review and comment by FDA staff.  To date, FDA staff has returned two of the protocols with favorable reviews.  Two more are expected to be returned this week, and the balance within two weeks.  Following FDA review of the protocols and adjustment if necessary, additional testing will be conducted.  The testing is expected to be completed within approximately six weeks, after which the Company promptly will submit its response to the agency’s request for additional information.  Agency staff have committed to review the additional information as soon as it is submitted.

Item 9.01 Financial Statements and Exhibits

Exhibit 99

Press release dated February 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: February 20, 2007

Emergency Filtration Products, Inc.

By:  /S/ Philip Dascher

Philip Dascher, Chief Executive Officer